Exhibit 99.1

FORWARD INDUSTRIES TERMINATES CHIEF FINANCIAL OFFICER

WEST PALM BEACH, Fla., August 25, 2014 /PRNewswire/ -- Forward Industries, Inc. (NASDAQ: FORD) today announced that on August 19, 2014 the Board of Directors terminated the employment of James McKenna as Chief Financial Officer, Treasurer and Assistant Secretary of the Company.   Forward  has engaged Financial Consulting Strategies LLC to provide the services of an interim financial director.

On August 20, 2014, Forward filed a Complaint in the Supreme Court of the State of New York seeking a declaratory judgment that the termination of Mr. McKenna for cause was valid and that Mr. McKenna is not entitled to any benefits or severance terms.  As set forth in the Complaint, Forward alleges that Mr. McKenna was terminated as a result of his willful misconduct in connection with the performance of his duties under his employment agreement and actions in violation of his fiduciary duty owed to Forward.

The Complaint alleges that Mr. McKenna’s relationships with the Company’s management and directors declined significantly after the Board did not grant him certain compensation and benefits that he requested in December 2013,  and that thereafter Mr. McKenna concocted a series of baseless complaints and grievances against the CEO and Board.  The Complaint further alleges that Mr. McKenna’s misconduct culminated in his refusal to participate in the timely finalization and submission of Forward’s quarterly report on Form 10-Q.  As stated in the Complaint, his refusal was without merit, as Mr. McKenna then attempted to extract economic concessions from the Company beyond those provided for in his employment agreement.  The Complaint alleges that the Board ultimately determined that it was compelled to exercise its fiduciary duties to the Company and its shareholders and terminate Mr. McKenna’s employment for cause before he could inflict more damage.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company's current expectations and projections about its future results, performance, prospects and opportunities.  The Company has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  No assurance can be given that the actual results will be consistent with the forward-looking statements.  Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended September 30, 2013 for information regarding risk factors that could affect the Company's results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

About Forward Industries

Incorporated in 1962, and headquartered in West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward's products can be viewed online at www.forwardindustries.com.

Contact:

Robert Garrett, Jr. – Chief Executive Officer
(212) 308-9600